UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     March 10, 2006
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-21543	41-1839933
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota	55428
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code     (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 10, 2006, River Hills Wilsons, Inc. entered into an Agreement (the “Agreement”) with Teresa L. Wright, under which Ms. Wright confirmed her resignation as Vice President, General Merchandise Manager of Wilsons The Leather Experts Inc. and its affiliates (the “Company”) effective March 10, 2006 (the “Separation Date”). A copy of the Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.
     Under the terms of the Agreement, if Ms. Wright complies with the Agreement, including releasing all claims she may have against the Company other than claims for indemnification, maintaining confidential information regarding the Company, refraining from competing with the Company for one year after the Separation Date, refraining from hiring, or attempting to hire, current or certain former employees of the Company and refraining from interfering with the Company’s relationships with its vendors, independent contractors or customers, Ms. Wright will continue to receive her base salary for a period of up to 52 weeks after the Separation Date. However, if Ms. Wright receives earnings from other full-time employment (including self-employment) at any time before March 10, 2007, the Company will deduct from the salary continuation payments all amounts earned by Ms. Wright as a result of such employment. In addition, the Company will pay the employer portion of the group health, dental and vision insurance premiums for up to twelve months following the Separation Date if Ms. Wright elects to continue coverage. The Company has also agreed to provide outplacement services to Ms. Wright. Ms. Wright may rescind or revoke the Agreement until March 25, 2006, and the Agreement does not become effective unless she has not rescinded or revoked the Agreement before such date.

Item 9.01. Financial Statements and Exhibits
(c)	Exhibits
10.1	Agreement dated March 10, 2006 by and between Teresa L. Wright and River Hills Wilsons, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.

Date: March 16, 2006	By	/s/ Stacy A. Kruse

Stacy A. Kruse
Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit
No.	Description	Method of Filing
10.1	Agreement dated March 10, 2006 by and between Teresa L. Wright and River Hills Wilsons, Inc.	Electronic Transmission